Exhibit 3.1

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

JACKSONVILLE BANCORP, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned Corporation adopts these Articles of Amendment.

FIRST: The name of the Corporation is JACKSONVILLE BANCORP, INC.

SECOND: The Amended and Restated Articles of Incorporation of this Corporation are amended by replacing paragraph 6.02 of Article VI so that, as amended, said paragraph shall read as follows:

“6.02 Election of Directors; Term. At the 2014 Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a two-year term expiring at the 2016 Annual Meeting of Shareholders. At the 2015 Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2016 Annual Meeting of Shareholders. At the 2016 Annual Meeting of Shareholders, and at each meeting of shareholders thereafter, each director shall be elected for a one-year term expiring at the next Annual Meeting of Shareholders. Each director shall hold office until the expiration of the term for which he or she is elected, and until his or her successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. No decrease in the number of directors shall shorten the term of any incumbent director. Except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, any vacancies created with respect to such a directorship of the directors so elected shall be filled in the manner specified by such series of Preferred Stock.”

THIRD: These Articles of Amendment were duly adopted by the Board of Directors on March 21, 2013.

FOURTH: These Articles of Amendment were approved by the Corporation’s shareholders entitled to vote thereon. The number of votes cast for the Articles of Amendment by the shareholders was sufficient for approval.

Signed on April 23, 2013.

JACKSONVILLE BANCORP, INC.

By:	/s/ Stephen C. Green
Stephen C. Green, President & CEO